FOR IMMEDIATE RELEASE

Contact:
William Yu
408-431-7286

SPRING CREEK ACQUISITION CORP.

COMPLETS INITIAL PUBLIC OFFERING

Beijing, China, March 10th, 2008 - Spring Creek Acquisition Corp. (OTC Bulletin Board: SCRUF) announced today that it consummated its initial public offering of 4,500,000 units on March 4th, 2008. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $36,000,000. In addition, the company consummated a private placement of 1,430,000 warrants at $1.00 per warrant to its founding stockholders. The initial public offering and the private placement generated aggregate gross proceeds of 37,430,000. EarlyBirdCapital acted as the sole book running manager and Roth Capital acted as co-manager.

Of the proceeds received from the consummation of the initial public offering and the private placement of warrants, $35,460,000 (or approximately $7.88 per unit sold in the initial public offering) was placed in trust. Audited financial statement as of March 4th, 2008 reflecting receipt of the proceeds of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Spring Creek Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business having its primary business operations in the Great China area, which also include Hong Kong, Macau, and Taiwan.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from EarlyBirdCapital Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.